Exhibit 10.44

FIRST AMENDMENT

TO OURPET’S COMPANY

2008 STOCK OPTION PLAN

OURPET’S COMPANY (the “Company”), having adopted the OurPet’s Company 2008 Stock Option Plan (the “Original Plan”) effective as of May 2, 2008, hereby amends the Original Plan in accordance with this First Amendment to OurPet’s Company 2008 Stock Option Plan, effective as of December 31, 2008 (the “Amendment,” and together with the Original Plan, the “Amended Plan”), as follows:

1. Changes to Section 1 of the Original Plan. The Company hereby amends Section 1 of the Original Plan as follows:

(a)	The following is added in its entirety as the fourth sentence of Section 1 in the Amended Plan:

This Plan and any Awards granted hereunder are intended to be exempt from the requirements of Section 409A, and shall be interpreted and administered in a manner consistent with those intentions.

(b)	The following is added in its entirety as a defined term in Section 1 of the Amended Agreement (which definition shall be added in Section 1 following the definition of the term “Fair Market Value”):

“Grant Date” means, with respect to an Award, the date such Award is granted to a Participant. The Grant Date of an Award shall not be earlier than the date the Award is approved by the Committee.

(c)	The following is added in its entirety as a defined term in Section 1 of the Amended Agreement (which definition shall be added in Section 1 following the definition of the term “Restricted Stock Award”):

“Section 409A” means Section 409A of the Code and the U.S. Department of Treasury regulations and other interpretive guidance issued thereunder.

2. Changes to Section 2 of the Original Plan. The Company hereby amends Section 2 of the Original Plan as follows:

(a)	The first sentence of Section 2(b) (exclusive of subparagraphs (i) through (viii) of such sentence) is deleted from the Original Plan in its entirety and is replaced in the Amended Plan (immediately before subparagraphs (i) through (viii) of the first sentence) by the following:

The Administrator shall have the power and authority, subject to and within the limitations of the express provisions of the Plan and Section 409A, to grant Awards consistent with the terms of the Plan, including the power and authority:

(b)	The following is added in its entirety as Section 2(c) of the Amended Plan:

(c) Section 409A. Notwithstanding the foregoing, to ensure compliance with Section 409A each of the following limitations shall apply to the power and authority of the Administrator under Section 2(b) above:

(i) No modification shall be made under Section 2(b)(iv) above which will result in an Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Administrator and the participant.

(ii) Any acceleration of the exercisability or vesting of all or any portion of any Award is subject to the limitations of Section 409A and, unless otherwise determined by the Administrator, any acceleration of the exercisability or vesting of the Award under Section 2(b)(v) above shall comply with Section 409A.

(iii) With respect to extensions that were not included in the original terms of an Option but were provided by the Administrator after the date of grant, if at the time of any such extension, the exercise price per Share of the Option is less than the Fair Market Value of a Share, the extension shall, unless otherwise determined by the Administrator, be limited to the earlier of (A) the maximum term of the Option as set by its original terms or (B) ten (10) years from the Grant Date. Unless otherwise determined by the Administrator, any extension of the term of an Option under Section 2(b)(vi) above shall comply with Section 409A to the extent applicable.

(iv) No Share or other amount payable with respect to an Award granted to a participant shall be deferred if such deferral constitutes a “deferral of compensation” within the meaning of Section 409A or otherwise causes the Share or other amount payable with respect to an Award to be subject to the requirements of Section 409A.

3. Changes to Section 3 of the Original Plan. The Company hereby amends Section 3 of the Original Plan as follows:

(a)	The following is added in its entirety as the last sentence of Section 3(b) in the Amended Plan:

Notwithstanding the foregoing, no adjustment shall be made which will result in an Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Administrator and the participant.

(b)	The last sentence of Section 3(c) is deleted from the Original Plan in its entirety and is replaced in the Amended Plan by the following:

The Administrator may direct that the substitute awards be granted on such terms and conditions, subject to and in accordance with the requirements of Section 409A, as the Administrator considers appropriate in the circumstances.

4. Changes to Section 5 of the Original Plan. The Company hereby amends Section 5 of the Original Plan as follows:

(a)	The following is added in its entirety as the last sentence of Section 5(a) in the Amended Plan:

Notwithstanding the foregoing, in no event shall the per Share exercise price of any Option granted under this Plan be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date.

(b)	The second sentence of Section 5(c) is deleted from the Original Plan in its entirety and is replaced in the Amended Plan by the following:

The Administrator may at any time accelerate the exercisability of all or any portion of any Option; provided, however, that any acceleration of the exercisability or vesting of all or any portion of any Award is subject to the limitations of Section 409A and, unless otherwise determined by the Administrator, any acceleration of the exercisability or vesting of the Award under this Section 5(c) shall comply with Section 409A.

(c)	The following is added in its entirety as the last sentence of Section 5(d) in the Amended Plan:

Notwithstanding the foregoing, no payment of the purchase price under this Section 5(d) shall be made if such form of payment constitutes a deferral of compensation within the meaning of Section 409A or otherwise causes the Option to be subject to the requirements of Section 409A.

5. Change to Section 6(a) of the Original Plan. The Company hereby amends Section 6(a) of the Original Plan by deleting the second sentence of Section 6(a) of the Original Plan in its entirety and replacing it in the Amended Plan with the following:

A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Administrator, Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant in accordance with Code Section 83 (“Restricted Stock”). Conditions may be based on continuing service and/or achievement of pre-established performance goals and objectives.

6. Change to Section 9 of the Original Plan. The Company hereby amends Section 9 of the Original Plan by deleting Section 9 of the Original Plan in its entirety and replacing it in the Amended Plan with the following:

Section 9. Amendments and Termination.

The Board may at any time amend or discontinue the Plan and the Administrator may at any time amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy Section 409A and the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent.

7. Addition of New Section 15 to the Amended Plan. The Company hereby adds Section 15 to the Amended Plan in its entirety as follows:

Section 15. Section 409A.

The Plan is intended to comply with the requirements of Section 409A, without triggering the imposition of any tax penalty thereunder. To the extent necessary or advisable, the Board may amend the Plan or any Award to delete any conflicting provisions and to add any such other provisions as are required to fully comply with the applicable provisions of Section 409A applicable to the Plan. The Administrator shall comply with Section 409A in establishing the rules and procedures applicable to the Plan. Notwithstanding any provision of this Plan or any Award to the contrary, if all or any portion of the payments and/or benefits under this Plan or any Award are determined to be “nonqualified deferred compensation” subject to Section 409A and the participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Administrator in accordance with Section 409A, as of the date of the participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), and the delayed payment or distribution of all or any portion of such amounts to which the participant is entitled under this Plan and/or any Award is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 15 shall be paid or distributed to the participant in a lump sum on the earlier of (a) the date that is six (6) months following termination of the participant’s employment, (b) a date that is no later than thirty (30) days after the date of the participant’s death or (c) the earliest date as is permitted under Section 409A. For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein. Any remaining payments due under this Plan and any Award shall be paid as otherwise provided therein.

8. Full Force and Effect. Except to the extent specifically modified in this Amendment, each and every provision of the Original Plan remains in full force and effect in the Amended Plan.

9. Miscellaneous. This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Ohio. In the event of any conflict between the original terms of the Original Plan and this Amendment, the terms of this Amendment shall prevail.